Exhibit 99.1

EASTERLY GOVERNMENT PROPERTIES

REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

WASHINGTON, D.C. – February 28, 2022 – Easterly Government Properties, Inc. (NYSE: DEA) (the “Company” or “Easterly”), a fully integrated real estate investment trust (“REIT”) focused primarily on the acquisition, development and management of Class A commercial properties leased to the U.S. Government, today announced its results of operations for the quarter and full year ended December 31, 2021.

Highlights for the Quarter Ended December 31, 2021:

•	Net income of $7.8 million, or $0.08 per share on a fully diluted basis
•	FFO of $31.8 million, or $0.33 per share on a fully diluted basis
•	FFO, as Adjusted of $31.3 million, or $0.32 per share on a fully diluted basis
•	CAD of $26.3 million
•

Announced the formation of a joint venture (the “JV”), which serves as the investment vehicle for the acquisition of the anticipated 1,214,165 leased square foot portfolio of 10 properties (the “VA Portfolio”) for an aggregate contractual purchase price of approximately $635.6 million. During the quarter ended December 31, 2021, the JV acquired four of the 10 assets in the VA Portfolio

•

Acquired a 489,316 leased square foot facility primarily leased to the United States Citizenship and Immigration Services (USCIS) located in the metropolitan region of Kansas City, Missouri (“USCIS - Kansas City”) with a total weighted average lease expiration date of February 2036

•

Acquired an 80,000 leased square foot Department of Veterans Affairs (VA) Outpatient Clinic located in the Midwest region of the United States, leased to the VA for an initial, non-cancelable lease term of 20 years that does not expire until May 2041

•

Issued 3,991,000 shares of the Company’s common stock for net proceeds of approximately $85.0 million to the Company. The shares were issued in partial settlement of the forward sales agreements entered into by the Company with certain financial institutions, acting as forward purchasers, in the previously reported August 11, 2021 underwritten public offering (the “Offering”) of an aggregate of 6,300,000 shares of the Company’s common stock offered solely on a forward basis

•

Expects to receive, as of the date of this release, aggregate net proceeds of approximately $102.7 million from the sale of an aggregate 4,694,289 shares of the Company's common stock that have not yet been settled, including 2,309,000 shares pursuant to the Offering, and 2,385,289 shares from sales under the Company's $300.0 million ATM Program launched in December 2019 (the “December 2019 ATM Program”), assuming these forward sales transactions are physically settled in full using a net weighted average combined initial forward sales price of $21.87 per share

Highlights for the Year Ended December 31, 2021:

•	Net income of $34.0 million, or $0.36 per share on a fully diluted basis
•	FFO of $124.2 million, or $1.31 per share on a fully diluted basis
•	FFO, as Adjusted of $118.0 million, or $1.24 per share on a fully diluted basis
•	CAD of $100.0 million

•

Completed the acquisition of, either directly or through the JV, 12 properties for a total pro rata contractual purchase price of approximately $412.3 million, exceeding its increased $350 million acquisition volume target for the year

•	Completed the strategic disposition of a government leased facility in Mission Viejo, California, and a privately leased facility in Midland, Georgia
•	Increased the Company’s earnings guidance for 2021 FFO per share on a fully diluted basis to a range of $1.30 - $1.32, representing an increase of $0.02 from the Company’s previously stated guidance
•	Announced an increased quarterly cash dividend of $0.265 per share
•	Successfully renewed 573,793 leased square feet of the Company’s portfolio for a weighted average lease term of 16.2 years
•

Grew the Company’s LEED Certified portfolio by 176,550 leased square feet, certified 1,224,095 leased square feet of the Company’s portfolio through Energy Star, and grew the Company’s Green Globes® Certified portfolio by 552,692 leased square feet, either wholly owned or through the JV

•

Issued and sold an aggregate of $250.0 million (upsized from $200.0 million) fixed rate, senior unsecured notes (the “Notes”) with a weighted average maturity of 8.6 years and a weighted average interest rate of 2.84%

•

Launched a new ATM program pursuant to which the Company may issue and sell shares of common stock having an aggregate offering price of up to $300.0 million, including through the sale of shares on a forward basis

•

Announced an expanded and amended senior unsecured credit facility (the “Amended Credit Facility”), consisting of a $450.0 million revolving senior unsecured credit facility (the “Revolver”) and a $200.0 million delayed-draw senior unsecured term loan facility (the “Term Loan”) for a total credit facility size of $650.0 million. The Amended Credit Facility features a sustainability-linked pricing component whereby the spread will decrease by 0.01% if Easterly achieves certain sustainability targets

•

Completed the Offering of an aggregate of 6,300,000 shares of the Company’s common stock offered solely on a forward basis in connection with forward sales agreements entered into with certain financial institutions, acting as forward purchasers, at an average price of $21.64 per share. Upon settlement of the forward sales agreements, the Offering is expected to result in approximately $136.3 million of net proceeds to the Company, assuming the forward sales agreements are physically settled in full. As of the date of this release, 3,991,000 shares have been issued in partial settlement of the forward sales agreements for net proceeds of approximately $85.0 million to the Company

•

Issued 3,671,232 shares of the Company’s common stock through the Company’s March ATM Program launched in March 2019 (the “March 2019 ATM Program”) and the December 2019 ATM Program at a net weighted average price of $24.52 per share, raising net proceeds to the Company of approximately $90.0 million. During the year ended December 31, 2021, the Company also entered into forward sales transactions under its December 2019 ATM Program for the sale of an additional 2,059,289 shares of its common stock that have not yet been settled. Combined with prior outstanding sales, and assuming the forward sales transactions are physically settled in full utilizing a net weighted average initial forward sales price of $21.97 per share, the Company expects to receive net proceeds of approximately $46.9 million.

“By every measure, 2021 was a highly successful year at Easterly,” said William C. Trimble, III, Easterly’s Chief Executive Officer. “Easterly increased its acquisition volume and its quarterly dividend, and delivered on its enhanced earnings guidance, all to the benefit of our shareholders.”

Portfolio Operations

As of December 31, 2021, the Company or its JV owned 89 operating properties in the United States encompassing approximately 8.6 million leased square feet, including 88 operating properties that were leased primarily to U.S. Government tenant agencies and one operating property that is entirely leased to a private tenant. In addition, the Company wholly owned one property under re-development that the Company expects will encompass approximately 0.2 million rentable square feet upon completion. The re-development project, located in Atlanta, Georgia, is currently in design and, once complete, a 20-year lease with the GSA is expected to commence for the beneficial use of the U.S. Food and Drug Administration (FDA). As of December 31, 2021, the portfolio had a weighted average age of 13.6 years, based upon the date properties were built or renovated-to-suit and had a weighted average remaining lease term of 9.7 years.

2021 Acquisitions and Dispositions

On March 17, 2021, the Company acquired a 176,550 leased square foot mission critical LEED Certified portfolio comprised of three assets, one occupied by the Federal Bureau of Investigation (FBI) located in Knoxville, Tennessee (“FBI - Knoxville”), an asset occupied by the United States Attorney’s Office (USAO) located in Louisville, Kentucky (“USAO - Louisville”), and an asset occupied by Immigration and Customs Enforcement (ICE) located in Louisville, Kentucky (“ICE - Louisville”).

•

FBI - Knoxville is a 99,130 leased square foot LEED Certified, built-to-suit property completed in 2010 and leased until August 2025 for an initial 15-year firm term. FBI - Knoxville’s geographic reach spans 41 counties and includes oversight of three FBI resident agencies located throughout the state of Tennessee. The property possesses a number of security features including reinforced fencing, a visitor screening facility and secondary entrance guard booth, vehicle barriers and a secured parking garage, ballistic glass windows and redundant power systems.

•

USAO - Louisville is a 60,000 leased square foot built-to-suit property completed in 2011 and leased through December 2031 by the GSA on behalf of the US Attorney for the Western District of Kentucky, which serves as the main US Attorney office for this District. USAO - Louisville is located directly across the street from the Gene Snyder U.S. Federal Courthouse. The LEED Silver facility has security features including perimeter fencing, controlled access, bollards, paned security windows, secure garage parking and separate exterior parking for visitors.

•

ICE - Louisville is a LEED Silver, built-to-suit office facility completed in 2011 and leased to the GSA on behalf of ICE. The 17,420 leased square foot office helps with the agency’s core mission of criminal and civil enforcement of federal laws governing border control, customs, trade and immigration. The facility features secure perimeter fencing, secure parking, redundant power and an underground vault.

On April 22, 2021, the Company acquired a 43,600 leased square foot USAO facility in Springfield, Illinois (“USAO - Springfield”). USAO - Springfield was constructed in 2002 and is 100% leased to the GSA on behalf of the USAO pursuant to a 20-year lease, which does not expire until March 2038. Conveniently located on the same block as the United States District Courthouse, USAO - Springfield serves as the headquarters for the USAO’s Central Division of Illinois with subordinate staffed offices in Peoria, Rock Island and Urbana. The district includes 46 of the 102 counties within the State of Illinois.

On May 20, 2021, the Company acquired a 94,378 leased square foot National Weather Service (NWS) facility in Kansas City, Missouri (“NWS - Kansas City”). NWS - Kansas City is a build-to-suit facility that was originally constructed in 1998 then substantially renovated in 2020. The facility is 100% leased to the GSA on behalf of the NWS pursuant to a 15-year firm term lease with a five-year fixed rate renewal option, which, if exercised, does not expire until December 2038. NWS - Kansas City serves as the Central Region Headquarters for the NWS, one of six regional offices strategically located throughout the country. From this facility, NWS manages all operational and scientific meteorological, hydrological, and oceanographic programs for the region, including observing networks, weather services, forecasting, and climatology and hydrology.

On June 4, 2021, the Company completed the strategic disposition of one of its smaller facilities, the 11,590 leased square foot Social Security Administration (SSA) facility in Mission Viejo, California. Constructed in 2005, SSA - Mission Viejo was one of 14 properties contributed by Western Devcon in connection with the Company’s formation transactions and initial public offering in 2015.

On July 22, 2021, the Company acquired a 61,384 leased square foot multi-tenanted facility in Cleveland, Ohio (“Various GSA - Cleveland”). Various GSA - Cleveland, a three-story renovated-to-suit facility for the U.S. Department of Homeland Security, was substantially renovated in 2016 and 2021 and is leased to several key agencies within the U.S. Government. ICE occupies 66% of the building under a first generation 15-year lease that does not expire until August 2031. The NWS occupies 15% of the building under an initial 20-year term that does not expire until September 2040. Finally, the VNA Health Group, a nonprofit health care organization, occupies 19% of the building under an initial 10-year lease that does not expire until December 2028. In addition, the VNA Health Group has two five-year renewal options that, if exercised, would extend the lease term until December 2038. In total, and assuming the VNA Health Group exercises its renewal options, the facility is 100% occupied with a weighted average lease expiration of June 2034.

On September 28, 2021, the Company completed the strategic disposition of a 105,641 leased square foot privately leased warehouse facility located in Midland, Georgia.

On October 13, 2021, the Company announced the formation of the JV, which serves as the investment vehicle for the acquisition of the VA Portfolio, an anticipated 1,214,165 leased square foot portfolio of 10 properties for an aggregate contractual purchase price of approximately $635.6 million.  The VA Portfolio is 100% leased to the VA with a weighted average lease term of 19.6 years. The Company’s JV partner will retain a 47.0% stake in the JV. The Company will retain a 53.0% stake in the JV and will also receive asset management fees from the JV partner and be responsible for the day-to-day management of the properties.

The 100% build-to-suit VA Portfolio is entirely comprised of state-of-the-art, Class A Green Globe® Certified facilities, either recently delivered or under construction. On October 13, 2021, the JV closed on the acquisition of two of the 10 properties in the VA Portfolio, VA - Lubbock and VA - Lenexa, which are currently operating. On November 17, 2021, and December 22, 2021, the JV acquired two additional VA properties in the VA Portfolio, VA - Chattanooga and VA - San Antonio, which are also currently operating. Further, and subject to the completion of customary closing conditions, the JV expects to close on the acquisition of the remaining six properties on a rolling basis by the end of 2023, in connection with construction completion and lease commencement dates.  Once fully delivered, these facilities will be the newest VA medical care centers in six of the 18 Veterans Integrated Services Networks (VISNs), which six VISNs offer critical healthcare services for approximately 7.2 million veterans, or approximately one third of the entire U.S. veteran population.

On October 14, 2021, the Company acquired a 489,316 leased square foot facility primarily leased to USCIS located in the metropolitan region of Kansas City, Missouri (“USCIS - Kansas City”). USCIS - Kansas City, a single-story facility that was substantially renovated-to-suit in 1999, is leased primarily to USCIS along with smaller private sector tenants. With the majority of the building leased to USCIS through 2042 and serving as the agency’s National Benefits Center, the total weighted average lease expiration date for the facility is February 2036. Should all in-place tenant renewal options be exercised, the weighted average lease expiration date for the facility could be as late as January 2045.

On November 1, 2021, the Company acquired an 80,000 leased square foot VA Outpatient Clinic located in the Midwest United States. This state-of-the-art, build-to-suit outpatient clinic was completed in 2021 and recently achieved a Two Green Globes® certification. This facility is leased to the VA for an initial, non-cancelable lease term of 20 years that does not expire until May 2041. The facility provides a wide range of medical and ancillary services including, but not limited to primary care, mental health, audiology, optometry, dermatology, radiology, and prosthetics.

Balance Sheet and Capital Markets Activity

As of December 31, 2021, the Company had total indebtedness of approximately $1.2 billion comprised of $14.5 million outstanding on its revolving credit facility, $100.0 million outstanding on its 2016 term loan facility, $150.0 million outstanding on its 2018 term loan facility, $700.0 million of senior unsecured notes, and $251.5 million of mortgage debt (excluding unamortized premiums and discounts and deferred financing fees). At December 31, 2021, Easterly’s outstanding debt had a weighted average maturity of 6.7 years and a weighted average interest rate of 3.5%. As of December 31, 2021, Easterly’s Net Debt to total enterprise value was 34.1% and its Adjusted Net Debt to annualized quarterly pro forma EBITDA ratio was 6.7x.

On October 14, 2021, Easterly Government Properties LP, the Company’s operating partnership, issued and sold an aggregate of $250.0 million (upsized from $200.0 million) Notes pursuant to the previously announced note purchase agreement. The Notes were issued and sold in the following two tranches:

•	$50.0 million 2.62% Series A Senior Notes due October 14, 2028
•	$200.0 million 2.89% Series B Senior Notes due October 14, 2030

The weighted average maturity of the Notes is 8.6 years, and the weighted average interest rate is 2.84%.

During the quarter ended December 31, 2021, the Company issued 3,991,000 shares of the Company’s common stock for net proceeds of approximately $85.0 million to the Company. The shares were issued in physical settlement of the forward sales agreements entered into by the Company with certain financial institutions, acting as forward purchasers, in the Offering. The Company expects to physically settle the remaining outstanding forward sales agreements and receive proceeds, subject to certain adjustments, upon one or more such settlements within approximately one year from the date of the closing of the offering. Upon settlement of all forward sales agreements, the Offering is expected to result in approximately $136.3 million of net proceeds to the Company, assuming the forward sales agreements are physically settled in full.

As of the date of this release, the Company expects to receive aggregate net proceeds of approximately $102.7 million from the sale of an aggregate 4,694,289 shares of the Company's common stock that have not yet been settled, including 2,309,000 shares pursuant to the Offering, and 2,385,289 shares from sales under the Company's $300.0 million December 2019 ATM Program, assuming these forward sales transactions are physically settled in full using a net weighted average combined initial forward sales price of $21.87 per share.

Dividend

On February 22, 2022, the Board of Directors of Easterly approved a cash dividend for the fourth quarter of 2021 in the amount of $0.265 per common share. The dividend will be payable March 22, 2022 to shareholders of record on March 10, 2022.

Guidance

This guidance is forward-looking and reflects management's view of current and future market conditions. The Company's actual results may differ materially from this guidance.

Outlook for the 12 Months Ending December 31, 2022

The Company is maintaining its guidance for 2022 FFO per share on a fully diluted basis in a range of $1.34 - $1.36.

	Low	High
Net income (loss) per share – fully diluted basis	$0.27	0.29
Plus: real estate depreciation and amortization	$1.07	1.07
FFO per share – fully diluted basis	$1.34	1.36

This guidance assumes (i) $200.0 – $250.0 million of wholly owned acquisitions, (ii) the closing of properties in the VA Portfolio totaling approximately $145.0 million at the Company’s pro rata share, and (iii) up to $10.0 million of gross development-related investment during 2022.

Non-GAAP Supplemental Financial Measures

This section contains definitions of certain non-GAAP financial measures and other terms that the Company uses in this press release and, where applicable, the reasons why management believes these non-GAAP financial measures provide useful information to investors about the Company’s financial condition and results of operations and the other purposes for which management uses the measures. These measures should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. Additional detail can be found in the Company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as other documents filed with or furnished to the Securities and Exchange Commission from time to time. We present certain financial information and metrics “at Easterly’s Share,” which is calculated on an entity-by-entity basis. “At Easterly’s Share” information, which we also refer to as being “at share,” “pro rata,” or “our share” is not, and is not intended to be, a presentation in accordance with GAAP.

Cash Available for Distribution (CAD) is a non-GAAP financial measure that is not intended to represent cash flow for the period and is not indicative of cash flow provided by operating activities as determined under GAAP. CAD is calculated in accordance with the current Nareit definition as FFO minus normalized recurring real estate-related expenditures and other non-cash items, nonrecurring expenditures and the unconsolidated real estate venture’s allocated share of these adjustments. CAD is presented solely as a supplemental disclosure because the Company believes it provides useful information regarding the Company’s ability to fund its dividends. Because all companies do not calculate CAD the same way, the presentation of CAD may not be comparable to similarly titled measures of other companies.

EBITDA is calculated as the sum of net income (loss) before interest expense, taxes, depreciation and amortization, (gain) loss on the sale of operating properties, and the unconsolidated real estate venture’s allocated share of these adjustments. EBITDA is not intended to represent cash flow for the period, is not presented as an alternative to operating income as an indicator of operating performance, should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP, is not indicative of operating income or cash provided by operating activities as determined under GAAP and may be presented on a pro forma basis. EBITDA is presented solely as a supplemental disclosure with respect to liquidity because the Company believes it provides useful information regarding the Company’s ability to service or incur debt. Because all companies do not calculate EBITDA the same way, the presentation of EBITDA may not be comparable to similarly titled measures of other companies.

Funds From Operations (FFO) is defined, in accordance with the Nareit FFO White Paper – 2018 Restatement, as net income (loss), calculated in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. FFO includes the REIT’s share of FFO generated by unconsolidated affiliates. FFO is a widely recognized measure of REIT performance. Although FFO is a non-GAAP financial measure, the Company believes that information regarding FFO is helpful to shareholders and potential investors.

Funds From Operations, as Adjusted (FFO, as Adjusted) adjusts FFO to present an alternative measure of our operating performance, which, when applicable, excludes the impact of acquisition costs, straight-line rent, amortization of above-/below-market leases, amortization of deferred revenue (which results from landlord assets funded by tenants), non-cash interest expense, non-cash compensation, depreciation of non-real estate assets, other non-cash items, and the unconsolidated real estate venture’s allocated share of these adjustments. By excluding these income and expense items from FFO, as Adjusted, the Company believes it provides useful information as these items have no cash impact. In addition, by excluding acquisition related costs the Company believes FFO, as Adjusted provides useful information that is comparable across periods and more accurately reflects the operating performance of the Company’s properties. Certain prior year amounts have been updated to conform to the current year FFO, as Adjusted definition.

Net Debt and Adjusted Net Debt. Net Debt represents our consolidated and our share of unconsolidated debt adjusted to exclude our share of unamortized premiums and discounts and deferred financing fees, less our share of cash and cash equivalents. By excluding these items, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding its financial condition. Adjusted Net Debt is Net Debt reduced by 1) for each project under construction or in design, the lesser of i) outstanding lump-sum reimbursement amounts and ii) the cost to date, 2) 40% times the amount by which the cost to date exceeds total lump-sum reimbursement amounts for each project under construction or in design and 3) outstanding lump-sum reimbursement amounts for projects previously completed. These adjustments are made to 1) remove the estimated portion of each project under construction, in design or previously completed that has been financed with debt which may be repaid with outstanding cost reimbursement payments from the US Government and 2) remove the estimated portion of each project under construction or in design, in excess of total lump-sum reimbursements, that has been financed with debt but has not yet produced earnings. See page 21 of the Company’s Q4 2021 Supplemental Information Package for further information. The Company’s method of calculating Net Debt and Adjusted Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Other Definitions

Fully diluted basis assumes the exchange of all outstanding common units representing limited partnership interests in the Company’s operating partnership, or common units, the full vesting of all shares of restricted stock, and the exchange of all earned and vested LTIP units in the Company’s operating partnership for shares of common stock on a one-for-one basis, which is not the same as the meaning of “fully diluted” under GAAP.

Conference Call Information

The Company will host a webcast and conference call at 10:00am Eastern time on February 28, 2022, to review the fourth quarter and year ended 2021 performance, discuss recent events and conduct a question-and-answer session. The number to call is 1-877-705-6003 (domestic) and 1-201-493-6725 (international). A live webcast will be available in the Investor Relations section of the Company’s website.  A replay of the conference call will be available through March 14, 2022, by dialing 844-512-2921 (domestic) and 1-412-317-6671 (international) and entering the passcode 13726466. Please note that the full text of the press release and supplemental information package are available through the Company’s website at ir.easterlyreit.com.

About Easterly Government Properties, Inc.

Easterly Government Properties, Inc. (NYSE: DEA) is based in Washington, D.C., and focuses primarily on the acquisition, development and management of Class A commercial properties that are leased to the U.S. Government. Easterly’s experienced management team brings specialized insight into the strategy and needs of mission-critical U.S. Government agencies for properties leased to such agencies either directly or through the U.S. General Services Administration (GSA). For further information on the company and its properties, please visit www.easterlyreit.com.

Contact:

Easterly Government Properties, Inc.

Lindsay S. Winterhalter

Supervisory Vice President, Investor Relations & Operations

202-596-3947

ir@easterlyreit.com

Forward Looking Statements

We make statements in this press release that are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are usually identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions and include our guidance with respect to Net income (loss) and FFO per share on a fully diluted basis.  We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement in this press release for purposes of complying with those safe harbor provisions. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made.  Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved.  Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: risks associated with our dependence on the U.S. Government and its agencies for substantially all of our revenues; risks associated with ownership and development of real estate; the risk of decreased rental rates or increased vacancy rates; loss of key personnel; the continuing adverse impact of the novel coronavirus (COVID-19) on the U.S., regional and global economies and on our financial condition and results of operations; general volatility of the capital and credit markets and the market price of our common stock; the risk we may lose one or more major tenants; difficulties in completing and successfully integrating acquisitions; failure of acquisitions or development projects to occur at anticipated levels or to yield anticipated results; risks associated with our joint venture activities; risks associated with actual or threatened terrorist attacks; intense competition in the real estate market that may limit our ability to attract or retain tenants or re-lease space; insufficient amounts of insurance or exposure to events that are either uninsured or underinsured; uncertainties and risks related to adverse weather conditions, natural disasters and climate change; exposure to liability relating to environmental and health and safety matters; limited ability to dispose of assets because of the relative illiquidity of real estate investments and the nature of our assets; exposure to litigation or other claims; risks associated with breaches of our data security; risks associated with our indebtedness; and other risks and uncertainties detailed in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2021, to be filed with the Securities and Exchange Commission (SEC) on or about February 28, 2022, and under the heading “Risk Factors” in our other public filings.  In addition, our anticipated qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, or the Code, and depends on our ability to meet the various requirements imposed by the Code through actual operating results, distribution levels and diversity of stock ownership.  We assume no obligation to update publicly any forward looking statements, whether as a result of new information, future events or otherwise.

Balance Sheet

(Unaudited, in thousands, except share amounts)

	December 31, 2021	December 31, 2020
Assets
Real estate properties, net	$2,399,188	$2,208,661
Cash and cash equivalents	11,132	8,465
Restricted cash	9,011	6,204
Tenant accounts receivable	58,733	45,077
Investment in unconsolidated real estate venture	131,840	-
Intangible assets, net	186,307	163,387
Prepaid expenses and other assets	29,901	25,746
Total assets	$2,826,112	$2,457,540

Liabilities
Revolving credit facility	14,500	79,250
Term loan facilities, net	248,579	248,966
Notes payable, net	695,589	447,171
Mortgage notes payable, net	252,421	202,871
Intangible liabilities, net	19,718	25,406
Deferred revenue	87,134	92,576
Interest rate swaps	5,700	12,781
Accounts payable, accrued expenses and other liabilities	60,890	48,549
Total liabilities	1,384,531	1,157,570

Equity
Common stock, par value $0.01, 200,000,000 shares authorized,
90,147,868 and 82,106,256 shares issued and outstanding at December 31, 2021 and December 31, 2020, respectively.	901	821
Additional paid-in capital	1,604,712	1,424,787
Retained earnings	62,023	31,965
Cumulative dividends	(379,895)	(291,652)
Accumulated other comprehensive loss	(5,072)	(11,351)
Total stockholders' equity	1,282,669	1,154,570
Non-controlling interest in Operating Partnership	158,912	145,400
Total equity	1,441,581	1,299,970
Total liabilities and equity	$2,826,112	$2,457,540

Income Statement

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Revenues
Rental income	$69,676	$62,155	$267,389	$238,131
Tenant reimbursements	1,441	2,228	5,187	4,497
Asset management income	136	-	136	-
Other income	384	820	2,148	2,450
Total revenues	71,637	65,203	274,860	245,078

Expenses
Property operating	15,115	13,944	56,693	48,430
Real estate taxes	7,964	7,143	30,429	27,125
Depreciation and amortization	23,651	23,071	91,266	93,803
Acquisition costs	451	414	1,939	2,087
Corporate general and administrative	6,053	5,065	23,522	20,630
Total expenses	53,234	49,637	203,849	192,075

Other income (expense)
Income from unconsolidated real estate venture	271	-	271	-
Interest expense, net	(10,893)	(8,945)	(38,632)	(35,480)
Gain (loss) on the sale of operating property	-	(3,995)	1,307	(3,995)
Net income	7,781	2,626	33,957	13,528

Non-controlling interest in Operating Partnership	(892)	(292)	(3,899)	(1,567)
Net income available to Easterly Government
Properties, Inc.	$6,889	$2,334	$30,058	$11,961

Net income available to Easterly Government
Properties, Inc. per share:
Basic	$0.08	$0.03	$0.35	$0.15
Diluted	$0.08	$0.03	$0.35	$0.15

Weighted-average common shares outstanding:
Basic	86,228,075	81,420,230	84,043,012	78,219,491
Diluted	86,883,770	82,017,358	84,619,390	78,791,453

Net income, per share - fully diluted basis	$0.08	$0.03	$0.36	$0.15

Weighted average common shares outstanding -
fully diluted basis	97,498,977	91,865,087	95,035,934	88,567,929

EBITDA, FFO and CAD

(Unaudited, in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income	$7,781	$2,626	$33,957	$13,528
Depreciation and amortization	23,651	23,071	91,266	93,803
Interest expense	10,893	8,945	38,632	35,480
Tax expense	128	155	525	460
(Gain) loss on the sale of operating properties	-	3,995	(1,307)	3,995
Unconsolidated real estate venture allocated share of above adjustments	381	-	381	-
EBITDA	$42,834	$38,792	$163,454	$147,266

Pro forma adjustments(1)	1,553
Pro forma EBITDA	$44,387

Net income	$7,781	$2,626	$33,957	$13,528
Depreciation of real estate assets	23,628	23,071	91,189	93,803
(Gain) loss on the sale of operating properties	-	3,995	(1,307)	3,995
Unconsolidated real estate venture allocated share of above adjustments	362	-	362	-
FFO	$31,771	$29,692	$124,201	$111,326
Adjustments to FFO:
Acquisition costs	451	414	1,939	2,087
Straight-line rent and other non-cash adjustments	(100)	(1,326)	(4,417)	(3,432)
Amortization of above-/below-market leases	(1,020)	(1,395)	(4,589)	(5,894)
Amortization of deferred revenue	(1,399)	(1,390)	(5,616)	(3,528)
Non-cash interest expense	262	363	1,369	1,441
Non-cash compensation	1,350	1,037	5,050	4,093
Depreciation of non-real estate assets	23	-	77	-
Unconsolidated real estate venture allocated share of above adjustments	(54)	-	(54)	-
FFO, as Adjusted	$31,284	$27,395	$117,960	$106,093

FFO, per share - fully diluted basis	$0.33	$0.32	$1.31	$1.26
FFO, as Adjusted, per share - fully diluted basis	$0.32	$0.30	$1.24	$1.20

FFO, as Adjusted	$31,284	$27,395	$117,960	$106,093
Acquisition costs	(451)	(414)	(1,939)	(2,087)
Principal amortization	(1,285)	(929)	(4,233)	(3,564)
Maintenance capital expenditures	(2,976)	(2,967)	(9,281)	(7,851)
Contractual tenant improvements	(291)	(1,880)	(2,459)	(3,188)
Unconsolidated real estate venture allocated share of above adjustments	-	-	-	-
Cash Available for Distribution (CAD)	$26,281	$21,205	$100,048	$89,403

Weighted average common shares outstanding - fully diluted basis	97,498,977	91,865,087	95,035,934	88,567,929

1 Pro forma assuming a full quarter of operations from the six properties acquired in the fourth quarter of 2021.

Net Debt and Adjusted Net Debt

(Unaudited, in thousands)

December 31, 2021
Total Debt(1)	$1,215,958
Less: cash and cash equivalents	12,266
Net Debt	$1,203,692
Less: adjustment for development projects(2)	(11,888)
Adjusted Net Debt	$1,191,804

1 Excludes unamortized premiums / discounts and deferred financing fees.

2 See definition of Adjusted Net Debt on Page 7.